CERTIFICATE OF INCORPORATION OF
AVX AIRCRAFT TECHNOLOGIES, INC.

ARTICLE I
NAME

The name of the Company is AVX Aircraft Technologies, inc. (the “Company”).

ARTICLE II
REGISTERED AGENT

The address of the Company’s registered office in the State of Delaware is 160 Grantee Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists and may hereafter be amended from time to time (“DGCL”).

ARTICLE IV
STOCK

The Company is authorized to issue one class of shares consisting of Common Stock. The total number of shares of Common Stock which the Company has authority to issue is 100.000 with par value of $0.001 per share.

ARTICLE V
INCORPORATOR

The name and mailing address of the incorporator are as follows:

Amelia Power
do Holland & Hart LLP
555 17th Street, Suite 3200
Denver, CO 80202

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

ARTICLE VII
STOCKHOLDERS MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide. The books of the Company may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company. Election of directors need not be by written ballot unless the Bylaws of the Company so provide.

ARTICLE VIII
ELIMINATION OF LIABILITY AND INDEMNIFICATION

No director of the Company shall have any personal liability for monetary damages to the Company or its stockholders for breach of his or her fiduciary duty as a director, except to the extent such elimination of liability or limitation thereof is not permitted under the DGCL. If the DGCL hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VIII shall not adversely affect any right or protection of a director of the Company under this Article VIII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VIII. prior to such repeal or modification.

The Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, or any other applicable law, as the same exists or may hereafter be amended, any officer or director of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Company shall have the power to indemnify and hold harmless, to the extent permitted by the DGCL, or any other applicable law, as the same exists or may hereafter be amended, any employee or agent of the Company who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX
CERTIFICATE AMENDMENTS

Except as provided in Article VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

1, the undersigned, as the sole incorporator of the Company, have signed this Certificate of Incorporation on September 29, 2009.

/s/ Amelia Power
Amelia Power, Incorporator